EX-3.1
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CERTIFICATE OF INCORPORATION
				Exhibit 3.1
		      [Certificate of Incorporation]

			      New York State
			    Department of State
		  Division of Corporations, State Records
			And Uniform Commercial Code
			      Albany, NY 12231

		      Certificate of Incorporation of

		      CAPE COASTAL TRADING CORPORATION

	Under Section 402 of the Business Corporation Law

FIRST:  The name of the Corporation is:  CAPE COASTAL TRADING
CORPORATION

SECOND: This corporation is formed to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body.

THIRD: The county within this state, in which the office of the corporation is to be located is: NEW YORK

FOURTH: The total number of shares for which the corporation shall have authority to issue and a statement of the par value of each share or a statement that the shares are without par value are:

The aggregate number of shares the corporation shall have authority to issue is 50,000,000 shares of common stock, par value $.001 per share.

FIFTH: The Secretary of State is designated as agent of the corporation upon whom process against the corporation may be serves. The address to which the Secretary of State shall mail a copy of any process accepted on behalf of the corporation is:

      301 West 53rd Street, 6C, NY, NY 10019

By: /s/ Kwajo M. Sarfoh
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         (Signature)

     Kwajo M. Sarfoh, President
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    Name and Capacity of Signer